                        UNITED COMMUNITY FINANCIAL CORP.

                                   EXHIBIT 11


COMPUTATIONS OF EARNINGS PER COMMON SHARE

                                                   Three Months Ended
                                                     September 30,
                                            ---------------------------------
                                               1998                1997
                                            -----------        --------------
                                                 (Dollars in thousands,
                                                 except per share data)
EARNINGS PER SHARE (1):
   Weighted average number of common
      shares outstanding                     32,060,686                  N/A
                                            ===========        ==============
Net income (loss)                           $   (2,022)                   N/A
                                            ===========        ==============
Basic earnings per share                    $    (0.06)                   N/A
                                            ===========        ==============
Diluted earnings per share                  $    (0.06)                   N/A
                                            ===========        ==============

----------------------
(1) For the purposes of computing weighted average shares outstanding, shares issued in the Conversion on July 8, 1998, were assumed to have been outstanding since July 1, 1998. Earnings per share for all prior periods are not presented as there was no common stock issued or outstanding.


                                        16